SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 26, 1994

________________________ADVANTA Corp.____________________________
     (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
            (Address of principal executive offices)

                              19703
                           (Zip Code)



Registrant's telephone number, including area code:  (302) 791-4400

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     On January 26, 1994 ADVANTA Corp. announced record earnings for both the fourth quarter and full year 1993. For the quarter, ADVANTA reported earnings per share of 56 cents and net income of $23.0 million, increases of 30 percent and 55 percent, respectively, over fourth quarter 1992. For the full year, earnings per share totalled $1.95 before extraordinary item and net income before extraordinary item was $77.9 million, increasing 41 percent and 62 percent, respectively, over 1992. At December 31, 1993, the Company's portfolio of managed receivables increased by $1.5 billion or 42 percent compared to December 31, 1992. Total managed credit card receivables expanded by $575 million in the fourth quarter, bringing the outstandings to $3.9 billion at year-end 1993, up 47 percent for the year. Fourth quarter earnings per share incorporate an 18 percent increase in the number of common shares outstanding versus the fourth quarter last year. Earnings per share for all periods reflect the October 15, 1993 three-for-two stock split.

Highlights for the fourth quarter include the following items:

     Continued strong receivable growth with each business segment growing its average total managed receivables in excess of 30 percent year-over-year. Average managed credit card receivables for the quarter were up 47 percent from the comparable year-ago period and 16 percent from the September quarter;

     The managed credit card charge-off rate fell to 2.9 percent in the quarter from 4.2 percent in the year-earlier period and 3.2 percent in the September quarter. The consolidated managed charge-off rate declined from 3.2 percent in the year-earlier period to 2.7 percent in the quarter, the same as the September quarter;

     The 30 plus day delinquency rate on managed credit cards declined to 2.4 percent at December 31, down from 3.7 percent in the year-ago quarter and 2.8 percent in the September quarter;

     The managed net interest margin rose to 7.64 percent from
     7.32 percent in the year-earlier period and compares to 8.05 percent in the September quarter;




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     Off-balance sheet reserves for mortgage servicing were
     increased to reflect recent loan loss and prepayment experience;

     Disciplined cost management resulted in an operating expense ratio of 3.94 percent in the fourth quarter, compared to
     4.68 percent in the comparable year-ago period and 4.11 percent in the third quarter;

     Return on equity of 27.6 percent for the quarter and 27.5 percent for the full year.



Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed as part of this Report on Form 8-K:

          99   Selected summary financial data.
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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  January 26, 1994          By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

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                          EXHIBIT INDEX


Exhibit No.                             Description

     99                                 Selected summary
                                        financial data.



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                    ADVANTA AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
               (In millions except per share data)

                                Three Months Ended   Percent Change
                                     December        1993 versus
                                 1993        1992        1992
OPERATING RESULTS

Net Revenues                    $ 91.3     $ 72.2       27%

Provision for Losses            $  8.2     $  8.3       (1%)

Operating Expenses              $ 48.2     $ 40.3       20%

Net Income                      $ 23.0     $ 14.9       55%

Earnings Per Common Share(1)    $  .56     $  .43       30%

     Average Shares               41.2       34.9       18%

Return on Equity                 27.58%     35.84%     (23%)

                                  Year Ended         Percent Change
                                  December 31,          1993 versus
                                1993        1992          1992
OPERATING RESULTS

Net Revenues                    $327.7      $261.8        25%

Provision for Losses            $ 29.8      $ 47.1       (37%)

Operating Expenses              $174.6      $137.6        27%

Net Income
     Before extraordinary item  $ 77.9      $ 48.0        62%
     After extraordinary item   $ 76.6      $ 48.0        60%

Earnings Per Common Share(1)
     Before extraordinary item  $ 1.95      $ 1.38        41%
     After extraordinary item   $ 1.92      $ 1.38        39%

     Average Shares               39.8        34.6        15%

Return on Equity                 27.50 %     33.32%      (17%)

(1) Share and per share amounts reflect the three-for-two stock split effective October 15, 1993.

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                    ADVANTA AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
               (In millions except per share data)

                                                  Percent Change
                     December 31,    December 31,   1993 versus
                        1993           1992             1992
FINANCIAL CONDITION

Gross Receivables
     Owned             $1,277        $  998           28%
     Managed           $5,264        $3,720           42%

Total Assets
     Owned             $2,141        $1,775           21%
     Managed           $6,128        $4,497           36%

Deposits               $1,255        $1,204            4%

Stockholders' Equity   $  343        $  175           96%

Book Value Per
Common Share(1)        $ 8.82        $ 5.22           69%

Equity/Owned Assets     16.01%         9.85%          63%

CREDIT QUALITY

Reserves as a percentage
 of Impaired Assets
  Owned Receivables     138.6%        127.4%           9%
  Owned Credit Cards    183.7%        187.6%          (2%)

Net Charge-off Rate
 for the Year
  Managed Receivables     2.9%          3.4%         (15%)
  Managed Credit Cards    3.5%          4.5%         (22%)

30 plus Day Delinquency
 Rate
  Managed Receivables     3.5%          5.0%         (30%)
  Managed Credit Cards    2.4%          3.7%         (35%)

(1) Per share amounts reflect the three-for-two stock split effective October 15, 1993


          --Statistical Supplement Available Upon Request--

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